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                                                        EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CORE, INC. 1991 Stock Option Plan, as amended, Core Management Inc. Employee Stock Option Plan and other stock options of CORE, INC., of our report dated February 14, 1996 (except for Note 16, as to which the date is July 24, 1996), with respect to the consolidated financial statements and schedules of CORE, INC. included in the Registration Statement (Form S-1 No. 333-03639) and related prospectus of CORE, INC. for the registration of 216,759 shares of its common stock, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Boston, MA
October 31, 1996